Exhibit 10.3

Shen Zhen Property and Share Rights Exchange

Share Transfer Agreement

PR China, Shenzhen

Share Transferrer: Guo Jinlin (hereinafter referred to as Party A)
Address: No.E, Room 16, Jia Hua Plaza, Liu Tang Road, Bao An District, Shenzhen, Guang Dong Province.
Identity cards No.43292819700811001X
Share Transferrer: Dinglan Bin (hereinafter referred to as Party B)
Address: No. 041, Ding Zhou Village, Xin Zhou District, Shang Rao, Jiang Xi Province.
Identity cards No.362301197407203538
Share Transferee: AIVTECH HOLDING (HK) LIMITED (hereinafter referred to as Party C)
Address: AIVTECH HOLDING (HK) LIMITED was incorporated with the registered address at 21/F NEW WORLD TOWER 1 18QUEEN’S RD CENTER, Hong Kong;
Legal representative: Liu Lizhi (Chairman of the board) (China Citizen)

AIVTECH technology (Shenzhen) LIMITED was established on Oct.26th, 2004, in Shenzhen. The registered address was Ti An Innovation and Technology Plaza, East Wing, Room 1305-A, Riverside Road, Fu Tian District, Shenzhen, PRC. The registered capital was 500 million (contributed capital was 500 million). Whereas the party A is the present stock holder, and it holds the target company’s 87.5% shares, party A is willing to transfer the whole ownership of the shares to party C according to the ownership transfer agreement, party C is willing to accept the shares and the benefits accrued from it. Whereas the party B is the present stock holder, and it holds the target company’s 12.5% shares, party B is willing to transfer the whole ownership of the shares to party C according to the ownership transfer agreement, party C is willing to accept the shares and the benefits accrued from it. After friendly negotiation and in the spirit of cooperation and mutual benefit, three parities have reached Share Transfer Agreement as follows.

1. Transfer target, price of transferring, payment and share transference

1.1. Party A is the present stock holder, it holds the target company’s 87.5% shares, and it contributes RMB 437.5 million Yuan. Party A is willing to transfer the whole ownership of the shares to party C at the price of RMB 437.5 million Yuan.  Party B is the present stock holder, it holds the target company’s 12.5% shares, and it contributes RMB 62.5 million Yuan. Party B is willing to transfer the whole ownership of the shares to party C at the price of RMB 62.5 million Yuan.

1.2. As negotiated, party C should deposit cash to the account managed by both party A and B within three months after the signing of this agreement as the deposit for transferring “shares to transfer”.

2. Party A and Party B agree to transfer the whole ownership of the shares to party C. Three parties agree and consent that, no failure or delay by party C in exercising any right, power or privilege under this agreement shall operate as a waiver of the right, power or privilege. Or party A and B shall answer for all the correlative responsibility and loss due to the debts foregoing.

3. Sharing of the company’s profit and loss (claims and debt)
Three parties agree and consent that, party C as the shareholder according to the percentage take the rights and obligations after the completion of this transfer. If there is any debt before this transfer, or any indemnity through the lawsuit of the arbitrary which was induced by the facts the truth existing before this transfer, party A and B shall answer for all the correlative responsibility and loss due to the debts foregoing.

4. Liability for breach of the Agreement

4.1. Three parties agreed to compliance with the agreement, after its validity. If there is any violation, three parties will take responsibility under the relative laws, regulations and the agreement.

4.2. If party A and B fail to perform any obligation under this Agreement and cause failure or delay of the registration of the share transfer, or seriously violate the agreement, party A and B shall pay party C one ten thousandth of the default fine.

5. Modification and termination of the agreement
Three parties agree and consent that, with consensus, the agreement could be modified or terminated. If parties reach consensus to modify or terminate the agreement, parties shall sign modification and termination agreement, with the witness of the Shenzhen International High-Tech Property Right Exchange.

6. Charge
Three parties agrees that, all the cost which is spent on consult, make up, perform and realize this contract, shall be paid by party C.

7. Dispute Settlement
Three parties shall consult with each other and mediate any disputes which may arise about the agreement. If all attempts fail, it shall be submitted to China International Economic and Trade Arbitration Commission, which registered in Shenzhen.

8. Entry into force
After the approval and registration from the government authority, the agreement signed by the parties A, B, C and witnessed by the Shenzhen International High-Tech Property Right Exchange of witness shall entry into effect.

9. Five copies of the agreement, parties A, B, C each hold one. Trade and Industry Bureau, Department each witness holds one copy of the agreement. And the relative departments were reported.

Share Transferrer: Guo Jinlin, Dinglan Bin (signed)

Share Transferee: Liu Lizhi represented AIVTECH HOLDING (HK) LIMITED (signed and stamped)

March 30th, 2010.